EX-99.(e)

G-X PRIVATE MARKETS

DISTRIBUTION REINVESTMENT PLAN

Adopted August 28, 2026

This Distribution Reinvestment Plan (the “Plan”) is adopted by G-X Private Markets, a Delaware statutory trust (the “Fund”).

1.

Distribution Reinvestment. As agent for the Shareholders (the “Shareholders”) of the Fund’s Class I shares, Class S shares, Class D shares or Class E shares (as and when such classes of shares are available for purchase) of the Fund’s common shares of beneficial interest (collectively the “Shares”) who do not opt out of participating in the Plan (or, in the case of certain investors, including those who are clients of participating broker-dealers that do not permit automatic enrollment in the Plan, who opt to participate in the Plan) (the “Participants”), the Fund will apply all dividends and other distributions declared and paid in respect of the Shares held by each Participant and attributable to the class of Shares purchased by such Participant (the “Distributions”), including Distributions paid with respect to any full or fractional Shares acquired under the Plan, to the purchase of additional Shares of the same class for such Participant.

2.

Effective Date. The effective date of this Plan shall be the date that the minimum offering requirements are met in connection with the offering and the escrowed subscription proceeds are released to the Fund.

3.

Procedure for Participation. Any Shareholder (unless such Shareholder is a client of a participating broker-dealer that does not permit automatic enrollment in the Plan) who has received the Fund’s registration statement (as amended, restated and/or supplemented from time to time, the “Registration Statement”) will automatically become a Participant unless they elect not to become a Participant by noting such election on their subscription agreement. Any Shareholder who is a client of a participating broker-dealer that does not permit automatic enrollment in the Plan who has received the Registration Statement will become a Participant if they elect to become a Participant by noting such election on their subscription agreement or otherwise by subsequently completing and executing an enrollment form or any appropriate authorization form as described below. If any Shareholder initially elects not to be, or is not permitted to be, a Participant, they may later become a Participant by subsequently completing and executing an enrollment form or any appropriate authorization form as may be available from their financial advisor, broker-dealer or other financial intermediary, or otherwise Goldman Sachs & Co. LLC (the “Plan Administrator”). Participation in the Plan will begin with the next Distribution payable after acceptance of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the Plan as of the first calendar day of the month (the “Purchase Date”) following the record date of the Distribution.

4.

Suitability. Each Participant is requested to promptly notify the Fund in writing if the Participant experiences a material change in his or her financial condition, including the failure to meet the income, net worth and/or investment concentration standards, as applicable, set forth in the Registration Statement and subscription agreement. For the avoidance of doubt, this request in no way shifts to the Participant the responsibility of the Fund, its affiliates, or any other person selling Shares on behalf of the Fund to the Participant to make every reasonable effort to determine that the purchase of Shares is a suitable and appropriate investment based on information provided by such Participant.

5.	Purchase of Shares.

a.

The Fund shall use newly-issued Shares to implement the Plan. The number of newly-issued Shares to be issued to a Shareholder shall be determined by dividing the total dollar amount of the Distribution payable to such Shareholder by the Fund’s net asset value per Share as of the Purchase Date. Shares issued pursuant to the Plan will have the same voting rights as Shares issued pursuant to the offering. The Fund shall pay the Plan Administrator’s fees under the Plan.

b.

No upfront selling commissions will be payable with respect to Shares purchased pursuant to the Plan, but all outstanding Class S and Class D Shares (when available for purchase in the offering), including those purchased under the Plan, will be subject to ongoing servicing fees. Participants in the Plan may purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares.

6.

Notice. Any notice or other communication required or permitted to be given by any provision of this Plan shall be addressed to Goldman Sachs & Co. LLC at (312)-655-4419 or Goldman Sachs Funds, P.O. Box 219711, Kansas City, MO 64121 if to the Plan Administrator, or such other addresses as may be specified by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Fund. Each Participant shall notify the Fund promptly in writing of any change of address.

7.

Taxes. THE REINVESTMENT OF DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY THAT MAY BE PAYABLE ON THE DISTRIBUTIONS. INFORMATION REGARDING POTENTIAL INCOME TAX LIABILITY OF PARTICIPANTS MAY BE FOUND IN THE PUBLIC FILINGS MADE BY THE FUND WITH THE SECURITIES AND EXCHANGE COMMISSION.

8.	Share Certificates. The ownership of the Shares purchased through the Plan will be in book-entry form unless and until the Fund issues certificates for its outstanding Shares.

9.

Termination by Participant. A Participant may terminate participation in the Plan at any time, without penalty, by delivering notice to the Plan Administrator. Such notice must be received by the Plan Administrator ten business days in advance of the first calendar day of the next month in order for a Participant’s termination to be effective for such month. Any transfer of Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Shares. If a Participant elects to tender its Shares in full, any Shares issued to the Participant under the Plan subsequent to the expiration of the tender offer will be considered part of the Participant’s prior tender, and Participant’s participation in the Plan will be terminated as of the valuation date of the applicable tender offer. Any Distributions to be paid to such Shareholder on or after such date will be paid in cash on the scheduled Distribution payment date. If a Participant terminates Plan participation, the Fund may, at its option, ensure that the terminating Participant’s account will reflect the whole number of Shares in such Participant’s account and provide a check for the cash value of any fractional share in such account. Upon termination of Plan participation for any reason, future Distributions will be distributed to the Shareholder in cash.

10.

Amendment, Suspension or Termination by the Fund. The Board of Trustees may by majority vote amend any aspect of the Plan; provided that the Plan cannot be amended to eliminate a Participant’s right to terminate participation in the Plan and that notice of any material amendment must be provided to Participants at least 30 days prior to any record date for the payment of any dividend or distribution by the Fund. The Board of Trustees may by majority vote suspend or terminate the Plan for any reason upon 30 days’ written notice to the Participants.

11.

Liability of the Fund. The Fund shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (i) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to timely receipt of notice in writing of such death or (ii) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account. To the extent that indemnification may apply to liabilities arising under the Securities Act of 1933, or the securities laws of a particular state, the Fund has been advised that, in the opinion of the Securities and Exchange Commission and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.

12.	Applicable Law. These terms and conditions shall be governed by the laws of the State of New York.